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                                                                    EXHIBIT 99.1

News Release
FOR IMMEDIATE RELEASE
Contact: Matthew C. Gless
Chief Financial Officer
Peregrine Systems, Inc.
Phone: (858) 481-5000

PEREGRINE SYSTEMS-REGISTERED TRADEMARK- ANNOUNCES $250 MILLION PRIVATE OFFERING
                                       OF
                         CONVERTIBLE SUBORDINATED NOTES

SAN DIEGO, NOVEMBER 2, 2000 -- Peregrine Systems, Inc. (NASDAQ: PRGN), today announced that it intends to offer, subject to market and other conditions, $250 million of Convertible Subordinated Notes due 2007 (plus an additional amount of up to $50 million at the option of the purchasers) in a private placement. The notes will be convertible into the company's common stock at the option of the holder, at the price determined.

Peregrine intends to use the net proceeds of the anticipated offering for general corporate purposes, including capital expenditures and research and development. Peregrine expects, if the opportunity arises, to use an unspecified portion of the net proceeds for strategic transactions such as acquisitions, joint ventures, joint development projects, strategic investments and other transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S of the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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Peregrine Systems is a registered trademark of Peregrine Systems, Inc.